NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Chet Mehta, 603-929-2260
E-mail: Gia.Oei@fishersci.com	E-mail: Chet.Mehta@fishersci.com
Fisher Scientific President and Chief Operating Officer
to Retire at End of 2006
HAMPTON, N.H., Jan. 11, 2006 — Fisher Scientific International Inc. (NYSE: FSH) announced today that David T. Della Penta will retire at the end of 2006 from his position as president and chief operating officer. Until that time, he will continue to be responsible for all of the company’s operating activities.
     Della Penta joined Fisher in his current role in April 1998. The company will make any additional announcements concerning succession plans later this year.
Fisher Scientific: A World Leader in Serving Science
Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as government agencies. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing presence, helps make our 350,000 customers more efficient and effective at what they do.
Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. Fisher has approximately 17,500 employees worldwide, and our annual revenues are expected to exceed $5.5 billion in 2005. Fisher Scientific is a company committed to high standards and delivering on our promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.